Exhibit 10.22

New Hire Authorization—Updated Appendix

On January 25, 2007, stock options covering an aggregate of 47,000 shares of the Company’s common stock were granted to two non-executive officer employees and 4,000 units representing restricted shares of the Company’s common stock were also granted to one such employee.  The grants were made under the Company’s New Hire Authorization as an inducement to entering into employment with the Company. All options granted include a ten-year duration and an exercise price equal to the closing price of Dendrite’s stock on the business day immediately preceding the date of grant. The vesting schedule for the options is as follows: (i) twenty-five percent (25%) of the options shall first become exercisable on the first anniversary of date of grant and (ii) the remaining seventy-five percent (75%) shall become exercisable pro rata over the following three (3) year period, on a monthly basis, commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant.  The restricted stock units will vest in four equal installments on each of the first four anniversaries of the date of grant.